Exhibit 10.4

877-803-5284 www.thornapplecap.com 2693 Thornapple River Dr Grand Rapids, Mi 49546

January 8, 2016

Via Email (hbrolick@communityshores.com and bwyatt@dickinsonwright.com)

Community Shores Bank Corporation 1030 W. Norton Avenue Muskegon, MI 49441 Attn: Heather Brolick, President & CEO	Dickinson Wright PLLC 350 S. Main Street, Suite 300 Ann Arbor, MI 48116 Attn: Bradley Wyatt, Esq.

Heather and Brad:

This letter constitutes notice of termination of that certain letter agreement between Community Shores Bank Corporation and Thornapple River Capital - Financial Services Industry Fund LLC dated October 1, 2015. This letter is provided pursuant to Section 15 of such letter agreement in light of the fact that the closing of the Rights Offering (as defined in such letter agreement) did not occur by December 31, 2015.

Sincerely,

Thornapple River Capital - Financial Services Industry Fund LLC

/s/ Brandon Kanitz

Brandon Kanitz

Manager of Thornapple River Capital, LLC